Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-4/A of Tupperware Brands Corporation of our report dated February 22, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the segment information described in Note 16 as to which the date is May 24, 2011 and the guarantor disclosure described in Note 19 as to which the date is November 1, 2011 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Tupperware Brands Corporation, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Orlando, Florida
December 5, 2011